Exhibit 10.9

March 8, 2021

Eric Grib

Dear Eric:

On behalf of Venice Brands Acquisition Corp. I (the “Company”), I am pleased to offer you the following employment arrangement which, if you accept it, shall govern your employment relationship with the Company beginning on March 8, 2021 (the “Start Date”), as set forth below:

1. Position.

(a) You will serve as the Chief Financial Officer of the Company and will report to Greg Willsey, the Company’s Chief Executive Officer. It is understood that you will work very closely with other team members at the Company as well as its board of directors and outside advisors.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

(c) In general, you will have the responsibilities and duties associated with and over the areas that are typically associated with a Chief Financial Officer of a SPAC. These shall include preparing the Company for its IPO, sourcing potential merger targets, conducting due diligence, negotiating merger terms, and eventually consummating a merger transaction and de-SPACing process with one or more specific target companies. This will involve substantial interaction with outside parties including investment banks, law firms, accounting firms, and current / prospective investors.

2. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company, prior to your Start Date, documentary evidence of your identity and eligibility for employment in the United States.

3. Compensation. You will be paid an annual salary of $250,000, which shall be payable pursuant to the Company’s monthly payroll policy and shall be subject to standard withholding pursuant to the Company’s regular payroll policy.

4. Incentive Compensation. You will receive 375,000 Common Units in VB SPAC Holdings LLC, an affiliate of the Company, of which 50,000 shall vest upon a successful SPAC IPO and the remaining 325,000 upon a successful SPAC Merger, as defined in the Operating Agreement of VB SPAC Holdings LLC dated February 5, 2021. It is understood that you must be currently employed by the Company on such dates for each tranche of units to vest. If you are terminated without reasonable cause after at least 120 days of service from the date of the Company’s initial SPAC IPO, then you shall vest into 50,000 Common Units bringing your total number of Common Units at that time up to 100,000. If the Company then executes a successful SPAC Merger within 90 days from such termination without reasonable cause, then all of your remaining units shall vest.

5. Co-investment. You shall be required to invest at least $25,000 into VB SPAC Holdings LLC, and you shall receive one Preferred Unit for each dollar invested.

6. Benefits.

(a) Insurance Benefits, Etc. The Company will provide you with the opportunity to participate in its standard benefits plan if and when the Company has established one. In the interim the Company shall provide you with a $500 monthly stipend that you may use to purchase whatever health insurance you would like. The Company will also provide you with a laptop, which shall remain Company property in the event that you leave the Company for any reason.

(b) Vacation; Sick Leave. The Company has an unlimited paid time off policy in place. Rather than having a set number of vacation and personal days each year, employees may request PTO as they see fit. That means nothing accrues and nothing expires. Nothing will show up on your paystubs. There are no forms that need to be routed. Time off is yours to enjoy when you like so long as you follow a few courtesies to ensure the rest of the team knows the game plan. Unlimited PTO is a privilege, and the expectation is that employees will not take fewer than 8 or more than 12 paid vacation days per 12-month period, all with reasonable supervisor approval.

7. Confidential Information Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to Greg Willsey of the Company’s Confidential Information Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), before or on your Start Date.

8. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except as may be expressly set forth in Section 9 of this letter).

9. Separation. In the event of any cessation of your employment, the Company shall pay you (i) any salary earned and accrued but unpaid before termination, and (ii) any documented business expenses incurred in accordance with the Company’s policies but not reimbursed as of the date of Separation. Except for the Incentive Compensation detailed in Section 4 above, you shall not be entitled to any severance or other separation benefits in the event of Separation.

10. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11. Arbitration. You and the Company agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any future, current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or its equivalent under the state law of the state in which the arbitration is conducted. The arbitration will take place in Los Angeles County, California.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) any other claims that an employer cannot, in accordance with applicable state law, require (either pursuant to an arbitration agreement or otherwise) an employee to arbitrate, or (c) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Confidentiality Agreement).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral will modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

12. Entire Agreement, Etc. This letter agreement, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment for the period commencing from the Start Date and supersedes all prior and contemporaneous agreements and discussions between us with regard to such subject matter. This letter agreement may not be modified or amended or waived except by a written agreement, signed by an officer of the Company. This letter agreement shall be governed by the laws of the State of California without regard to its conflict of laws provisions.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted in writing on or before February 28, 2021.

Company:	Employee:

Venice Brands Acquisition Corp. I	Eric Grib, an Individual

/s/ Greg Willsey	/s/ Eric Grib

Signature	Signature

Date: March 8, 2021	Date: March 8, 2021

Attachment A: Confidential Information Agreement

Attachment A

Confidential Information Agreement

VENICE BRANDS ACQUISITION CORP I

CONFIDENTIAL INFORMATION AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Venice Brands Acquisition Corp I (including any of its affiliates or subsidiaries) (together, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in the employ of, or (ii) the duration of my employment relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced before or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. At-Will Relationship. I understand and acknowledge that the Relationship is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability except as set forth in an express written agreement.

4. Confidential Information.

(a) Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, Company or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become made generally available through no wrongful act of mine or my disclosees or which was in or comes into my possession from a third party who was under no obligation to maintain the confidentiality of such information.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or after the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit A hereto all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or Company or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. Solicitation of Employees, Consultants and Other Parties. I agree that during the Relationship and for a period of 12 months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate or diminish their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, Company, institution or other entity in competition with the business of the Company.

9. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust before commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. The parties agree and acknowledge that the “California” aspects of this Agreement are based in part on the Company’s interest in uniformity of such standard documentation for employees, and that such aspects shall be no basis for challenging any non-California choice of law or forum in any other agreement between the parties.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Confidential Information Agreement on the respective dates set forth below:

Company:	Employee:

Venice Brands Acquisition Corp. I	Eric Grib, an Individual

/s/ Greg Willsey	/s/ Eric Grib

Signature	Signature

Date: March 8, 2021	Date: March 8, 2021